Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING COMPLETES ACQUISITION OF VALLEY FORGE CASINO RESORT

LAS VEGAS - SEPTEMBER 17, 2018 - Boyd Gaming Corporation (NYSE: BYD) today announced that it has completed its acquisition of Valley Forge Casino Resort in King of Prussia, Pennsylvania.

Located 20 miles west of downtown Philadelphia, Valley Forge is Boyd Gaming’s first property in the state of Pennsylvania. The Company now owns and operates 25 casino properties in eight states - Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and Pennsylvania.

“Valley Forge represents a key expansion of our nationwide portfolio, giving us the opportunity to serve the vibrant Northeast region,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “This is a moment of significant opportunity for Pennsylvania’s gaming industry, and we look forward to exploring future growth initiatives at this property. We will move forward quickly with the addition of 250 slot machines to the property’s casino floor, and closely examine the opportunity to offer both online gaming and sports wagering through our partnership with FanDuel Group. We see attractive growth potential at Valley Forge, and are pleased to welcome the entire Valley Forge team to Boyd Gaming.”

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction. Moelis & Company LLC served as exclusive financial advisor to Boyd Gaming. Cozen O’Connor served as legal advisor to Valley Forge Casino Resort.

About Boyd Gaming
Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 25 gaming entertainment properties in eight states. The Company currently operates 1.4 million square feet of casino space, more than 31,000 gaming machines, 680 table games, nearly 10,000 hotel rooms, and 290 food and beverage outlets. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service. For additional Company information and press releases, visit www.boydgaming.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding significant opportunity for the Pennsylvania gaming industry, the growth potential at the property, the potential future growth initiatives at the property, Boyd Gaming’s partnership with FanDuel Group, the potential to offer online gaming and sports wagering at the property, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) risks associated with entering the Pennsylvania gaming market, Boyd Gaming’s partnership with FanDuel Group, additional offerings at the property, and changes to the financial conditions or the economic conditions in the areas in which Boyd Gaming operates. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s annual, periodic and current reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.